Exhibit 10.30

SALIENT SURGICAL TECHNOLOGIES, INC.

Omnibus Amendment to

Warrants to Purchase Shares of Series D Convertible Preferred Stock of Salient Surgical

Technologies, Inc. (formerly known as TissueLink Medical, Inc.)

Dated: June 11, 2008

Reference is made hereby to the License Agreement between Salient Surgical Technologies, Inc. (the “Company”) (formerly known as TissueLink Medical, Inc.) and Medtronic, Inc. (“Medtronic”), dated August 9, 1999 (as amended by Amendment No. 1 dated June 18, 2002, Amendment No. 2 dated March 1, 2004, Amendment No. 3 dated July 18, 2006 and Amendment No. 4 dated April 1, 2007, the “License”) and each warrant issued to Medtronic by the Company pursuant to Section 3.4 of the License (collectively, the “Warrants”). All capitalized terms used herein and not separately defined shall have the meaning ascribed to them in the Warrants.

WHEREAS, the Company and Medtronic desire to amend the Warrants to provide for the automatic conversion of the Warrants to purchase Series D Convertible Preferred Stock into Warrants to purchase Common Stock under certain circumstances;

NOW, THEREFORE, Medtronic and the Company agree to the following:

1. Amendment. Each of the Warrants is hereby amended such that the last sentence of the first paragraph of each of the Warrants shall be amended and restated to read in its entirety as follows:

“The shares of Series D Preferred Stock issuable upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares;” provided, however, that in the event all outstanding Series D Preferred Stock are converted into shares of the Company’s common stock, $.01 par value per share (“Common Stock”), Warrant Shares shall thereafter mean that number of shares of Common Stock into which the number of shares of Series D Preferred Stock for which this Warrant is exercisable would have converted had such Series D Preferred Stock been issued immediately prior to the conversion.”

2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the choice of law principles thereof.

3. Effectiveness. This Amendment shall be effective and conditioned upon amendment of the Secured Subordinated Convertible Promissory Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) dated as of September 1, 2006 to provide for the similar automatic conversion of the warrants issued thereunder to purchase Series E Convertible Preferred Stock (as defined in the Note Purchase Agreement) into warrants to purchase Common Stock.

4. Counterparts. This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

This Amendment is executed as of the date first written above.

COMPANY: SALIENT SURGICAL TECHNOLOGIES, INC.

By:	/s/ Richard M. Altieri
Name: Richard M. Altieri Title: VP and CFO

MEDTRONIC: MEDTRONIC, INC.

By:	/s/ Thomas M. Tefft
Name: Thomas M. Tefft Title: Vice President and Corporate Controller

[Signature Page to Omnibus Warrant Amendment]